UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2022

CRYPTYDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41033	87-2755739
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 9th Avenue North, Suite 220 Safety Harbor, Florida	34695
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 980-2818

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	TYDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 28, 2022, Cryptyde, Inc. (the “Company”) entered into an Amendment Agreement (the “Amendment Agreement”) with an accredited investor (the “Investor”) to amend that certain Securities Purchase Agreement (as amended, the “SPA”) dated as of January 26, 2022, by and between the Company and the Investor, that certain Senior Secured Convertible Note in an aggregate principal amount of $33,333,333 (as amended, the “Note”) issued pursuant to the SPA, and that certain Registration Rights Agreement dated as of January 26, 2022, by and between the Company and the Investor (the “RRA”).

Pursuant to the Amendment Agreement, the Company will be permitted to release (i) on the Closing Date (as defined in the Amendment Agreement), $25,533,332 and (ii) on the Nasdaq Approval Date (as defined in the Amendment Agreement), $3,466,668 plus 50% of any Warrant Exercise Cash (as defined in the Amendment Agreement) deposited into Control Account prior to the Nasdaq Approval Date (collectively, the “Released Funds”) from the Restricted Funds Account, as defined in the SPA, and must use $22,000,000 of the Released Funds to repurchase from the Investor $22,000,000 of the principal of the Note. The Company is also required to deposit 100%, and after the Nasdaq Approval Date (as defined in the Amendment Agreement), 50%, of any cash received upon any warrant exercise i Warrant Exercise Cash) in the Restricted Funds Account. The conversion price of the balance of the Note that remains outstanding will be voluntarily adjusted to $1.06.

The Amendment Agreement amends the Note to permit the Company to enter into technology license agreements which obligate the Company to make cash payments of up to $10,000,000 (the “Cash Payment”) and Common Stock issuances of up to 250,000 restricted shares, provided (i) the Cash Payments are not due until at least two years after the signing of such license agreements, (ii) and the Company must enter into an intercreditor agreement in connection with each license agreement. The Amendment Agreement also amends the Note to increase the permitted amount of a lien on indebtedness of the Company from $500,000 to $10,000,000.

The Amendment Agreement grants the holder of the Note the right, at any time after December 27, 2023, to force the Company to redeem all or any portion of the outstanding principal, interest or penalties on the Note.

The Amendment Agreement amends the RRA to require registration, in accordance with the existing terms of the RRA, of the additional shares of Common Stock issuable upon conversion of the Note and the warrant to purchase shares of Common Stock issued to the Investor pursuant to the SPA (the “Warrant”) as a result of the amendments to the Note and Warrant pursuant to the Amendment Agreement. The parties also amended the Company's carve out to its financing standstill as set forth in the Amendment Agreement.

The foregoing description of the Amendment Agreement does not purport to be complete and is qualified in its entirety to the complete text of the Amendment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. Capitalized terms not otherwise defined in this section shall have the meaning given to them in the Amendment Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Note is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the Note is incorporated herein by reference. Neither the issuance of the Note nor the Common Stock issuable upon conversion of the Note was registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The issuance of such securities was in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment Agreement, dated July 28, 2022, by and between Cryptyde, Inc. and the Investor
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 28, 2022

Cryptyde, Inc.

		By:	/s/ Brian McFadden
		Name:	Brian McFadden
		Title:	Chief Executive Officer